Kintara Therapeutics Announces Fiscal 2022 First Quarter Financial Results and Provides Corporate Update

SAN DIEGO, November 15, 2021 /PRNewswire/ -- https://www.kintara.com/ (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced financial results for its fiscal first quarter ended September 30, 2021 and provided a corporate update.

CORPORATE HIGHLIGHTS AND RECENT DEVELOPMENTS

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Positioned our management team for our next stage of development by announcing that Robert E. Hoffman, our current Chairman, succeeded Saiid Zarrabian as our President and Chief Executive Officer. Mr. Hoffman will continue in his capacity as our Chairman and Mr. Zarrabian has transitioned to heading up our strategic partnerships initiative and will remain a member of our Board of Directors (November).

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Activated additional clinical trial sites for glioblastoma (GBM) patients for the VAL-083 arm of the GBM AGILE registrational study sponsored by the Global Coalition for Adaptive Research (GCAR). There are over 26 activated clinical sites (August).

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Reported topline results from the Phase 2 study conducted at the MD Anderson Cancer Center that affirm the safety and efficacy of VAL-083 in two different GBM patient subtypes and support continued evaluation of VAL-083 in the GBM AGILE registrational study.

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Topline Phase 2 clinical study results for VAL-083 as adjuvant therapy for newly-diagnosed GBM patients were reported demonstrating progression free survival and overall survival of 10.0 months and 16.5 months, respectively, in efficacy evaluable patients (September).

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Topline Phase 2 clinical study results for VAL-083 for recurrent GBM were reported demonstrating median overall survival of 8.0 months for the 48 efficacy evaluable patients initially receiving the GBM AGILE treatment dose of 30 mg/m2/day (July).

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Entered into securities purchase agreements with healthcare-focused institutional investors to raise approximately $15.0 million in gross proceeds. Funding from this registered direct offering provides cash for ongoing clinical studies and corporate working capital needs (September).

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Continued to advance development of REM-001 for the treatment of Cutaneous Metastatic Breast Cancer (CMBC), including taking critical steps toward manufacturing sufficient quantity of drug to allow for initiation and completion of the 15-patient confirmatory study. Enrollment of first patient is expected in the second quarter of calendar 2022.

“Our focus this past quarter was purely on executing the clinical strategy for VAL-083, our first-in-class, potentially transformational therapy for multiple oncology indications, and REM-001, our late-stage photodynamic therapeutic platform,” commented Robert E. Hoffman, Kintara’s President and Chief Executive Officer. “I’m particularly pleased to report that we have exceeded our expectations regarding the pace of enrollment for the GBM AGILE study and as such, remain confident that we’ll meet the goal of advancing to the final registration stage of the study in the third quarter of calendar 2022.”

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR 2022 FIRST QUARTER ENDED SEPTEMBER 30, 2021

At September 30, 2021, the Company had cash and cash equivalents of approximately $19.3 million. For the three months ended September 30, 2021, the Company reported a net loss of approximately $6.0 million, or $0.25 per share, compared to a net loss of approximately $19.5 million, or $1.33 per share, for the three months ended September 30, 2020. The decrease in the net loss for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 was largely due to the recognition of $16.1 million of non-cash expenses related to the acquisition of in-process research and development costs associated with the merger with Adgero Biopharmaceuticals Holdings, Inc. in August 2020.

Selected Balance Sheet Data (in thousands)

	September 30, 2021	June 30, 2021
	$	$
Cash and cash equivalents	19,339	10,537
Working capital	17,107	9,013
Total assets	22,343	13,543
Total stockholders’ equity	19,163	10,581

Selected Statement of Operations Data (in thousands, except per share data)

For the three months ended

	September 30,	September 30,
	2021	2020
	$	$
Research and development	3,793	1,357
General and administrative	2,178	1,534
Merger costs	—	500
In-process research and development	—	16,094
Other (income) loss	(5)	33
Net loss for the period	(5,966)	(19,518)
Deemed dividend recognized on beneficial conversion features of Series C Preferred stock issuance	—	(3,181)
Series A Preferred cash dividend	(2)	(2)
Series B Preferred stock dividend	—	(5)
Series C Preferred stock dividend	(2,462)	—
Net loss attributable to common stockholders	(8,430)	(22,706)
Basic and fully diluted weighted average number of shares	34,281	17,106
Basic and fully diluted loss per share	(0.25)	(1.33)

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs.  The two programs are VAL-083 for GBM and REM-001 for CMBC.

VAL-083 is a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently conducting its GBM AGILE study to support the development and commercialization of VAL-083 in GBM.

Kintara is also advancing its proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC, who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy to date of 80% complete responses of CMBC evaluable lesions, and with an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late-stage pivotal testing.

For more information, please visit www.kintara.com or follow us on Twitter at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE study.  Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties.  The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies.  These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2021, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS:

Investors:
CORE IR
516-222-2560
ir@coreir.com

Media:
Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com